UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 20, 2009

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of Incorporation)	0-10967 (Commission File Number)	36-3161078 (IRS Employer Identification No.)
One Pierce Place, Suite 1500, Itasca, Illinois, 60143 (Address of principal executive offices) (Zip Code)
(630) 875-7450 (Registrant's telephone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 5, 2008, First Midwest Bancorp, Inc. (the "Company" or "First Midwest'), issued and sold to the United States Department of the Treasury ("Treasury") 193,0000 shares (the "Preferred Shares") of the Company's Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and a ten-year warrant. This investment was made pursuant to the Capital Purchase Program ("CPP") of the Troubled Asset Relief Program established by the Emergency Economic Stabilization Act of 2008, as amended by American Recovery and Reinvestment Act of 2009 (collectively "EESA"). Participation in the CPP requires institutions to implement several limits on executive compensation, including a prohibition on paying or accruing any bonus, incentive or retention compensation with respect to the participant's five most highly compensated employees, except for awards of long-term restricted stock with a maximum value of up to 1/3 of the employee's total annual compensation, provided that, such shares do not fully vest before the preferred shares issued by the participant to the Treasury in connection with the CPP investment are redeemed in full. Regulations implementing such provisions have not yet been issued by the Treasury. The provisions of EESA and such regulations are referred to collectively below as the "EESA Requirements."

On May 20, 2009 the Compensation Committee of the Company's Board of Directors approved the issuance by the Company of long-term restricted stock awards ("RSA") to the Company's five most highly compensated employees under the terms and conditions of the Company's form RSA agreement for employees, with the following additions and modifications:

    In the event the award does not comply with EESA Requirements, the non-conforming provisions will be modified to comply with the EESA Requirements.

    The shares do not fully vest until the Company redeems the Preferred Shares and the executive completes a ten day service period following such redemption, unless earlier full vesting is permitted under EESA Requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Midwest Bancorp, Inc.
(Registrant)

Date: May 27, 2009	/s/ Cynthia A. Lance
Cynthia A. Lance Executive Vice President and Corporate Secretary